Exhibit 99.2

East Resources Acquisition Company Announces Closing
of $300 Million Initial Public Offering

July 27, 2020

BOCA RATON, Fla. -- (BUSINESS WIRE) -- East Resources Acquisition Company (the “Company”) announced today the closing of its initial public offering of 30,000,000 units at a price of $10.00 per unit, resulting in gross proceeds of $300,000,000. The units began trading on the NASDAQ Stock Market, LLC (“NASDAQ”) under the ticker symbol “ERESU” on July 23, 2020. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “ERES” and “ERESW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Wells Fargo Securities, LLC served as the sole book runner for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, toll-free: (800) 645-3751 or email: wfscustomerservice@wellsfargo.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on July 22, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT EAST RESOURCES ACQUISITION COMPANY

East Resources Acquisition Company, led by Terrence (Terry) M. Pegula, is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the energy industry in North America.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Dave Callahan

Email: info@eastresources.com

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